Exhibit 1.1
                             Chapman and Cutler LLP
                                 111 West Monroe
                             Chicago, Illinois 60603

                                February 10, 2006



Energy Income and Growth Fund
1001 Warrenville Road
Lisle, Illinois  60532


         Re:                Energy Income and Growth Fund
                            _____________________________

Ladies and Gentlemen:

         We have acted as counsel for Energy Income and Growth Fund (the "Fund") in connection with the registration under the Securities Act of 1933 (the "Act") of certain of its Series B Energy Notes, Due 204_ (the "Notes") covered by Registration Statement on Form N-2, to be filed with the Securities and Exchange Commission on even date herewith.

         In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the declaration of trust and by-laws of the Fund, actions of the board of trustees of the Fund authorizing the issuance of shares of the Fund and the Registration Statement.

         Based upon the foregoing, we are of the opinion that the Notes, when issued and sold in accordance with the Registration Statement and the authorized consideration therefor is received by the Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

         In rendering the foregoing opinion, we have relied upon the opinion of Bingham McCutchen LLP expressed in their letter to us dated of even date herewith.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                       Very truly yours,



                                       /s/ Chapman and Cutler LLP
                                       ---------------------------
                                       Chapman and Cutler LLP